Exhibit 99.2

Bakers Footwear Group, Inc.
Excerpts of Statements In Live Broadcast
May 10, 2004
10:00 a.m. EST

On May 10, 2004 at 10:00 a.m. Eastern Time, the registrant held a live conference call that was broadcast via the internet at www.kcsa.com to discuss the financial results of the first quarter of 2004, business developments and future outlook of Bakers Footwear Group, inc. (BKRS). The following are excerpts of statements made during the live broadcast by Messrs. Peter A. Edison, Chairman of the Board and Chief Executive Officer and Lawrence J. Spanley, Jr., Treasurer, Secretary and Chief Financial Officer.

Mr. Spanley stated: “In the first quarter we saw strong improvement in sales and associated incremental costs. This led to an increase in gross margin of 28 percent, or $2,164,000 over last year.

Selling expenses improved in the first quarter from 22.6 percent to 21.7 percent. Store payroll improved to 15.1 percent versus 15.6, this included $207,000 increase in commissions paid in 2004 on higher sales in 2004.

Store general expenses improved from seven percent in 2003 to 6.6 percent in 2004.

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As of April 3rd, 2004, we had [$]6.1 million in cash, no long-term debt other than the capitalized equipment leases and the straight line rent accrual in accordance with GAAP.

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Inventory at the end of the first quarter was [$]17 million, an increase of one percent over 2003.

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Capital expenditures were [$]1.4 million in the first quarter.

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Net cash provided by operations was a negative $4,493,000 in 2004, compared to a negative [$]7,021,000 in 2003 first quarter. This improvement was primarily the results of improved income in the quarter, and higher payables.”

In response to a question regarding the components of the 28% increase in gross margin, Mr. Spanley stated: “Eleven percent of the 28 percent is from higher comp sales. One percent of the 28 percent came from reduced freight costs. SG&A expenses and [distribution] costs of sales contributed seven percent of the improvement. Stores that were closed, non-comp stores, reduced the margin by four percent, and improved markdowns contributed 13 percent of the 28 percent.”

In response to a question regarding SG&A expenses, Mr. Edison stated: “[W]e had a slightly heavier than normal percent of our public company administrative expenses that were front loaded as sort of a start up…expense. And we began also accruing towards the bonus that is paid to management. Last year the bonus, because it didn’t look like we were having a good year, we took a $1 million hit in the fourth quarter because the bonus came almost as a surprise late. This year anticipating payment of that bonus, we’ve begun accruing that expense, including in the first quarter. So…not quite as comparable to last year’s.”

In response to a question regarding the performance of remodeled stores in the first quarter, Mr. Edison stated: “The 42 new format Baker stores operated at a 21 percent comp in the first quarter. They were more than — they were 10 percent higher than the chain in total, which we thought was excellent.

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